Exhibit 5.2

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

June 6, 2011

Dycom Investments, Inc.
117770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

Re:           Form S-4 Registration Statement of Dycom Investments, Inc. (“Company”)

Ladies and Gentlemen:

We have acted as special Florida counsel to Dycom Industries, Inc., a Florida corporation (“Parent”) and Installation Technicians, LLC, a Florida limited liability company (“ITLLC”) in connection with that certain registration statement on Form S-4, file no. 333-173057-31 (the “Registration Statement”) filed by Company, Parent, and certain subsidiaries of Parent, including ITLLC, under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by the Parent and by each of the other entities listed in the Registration Statement as Subsidiary Guarantors (the “Subsidiary Guarantors”), including ITLLC. Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $187,500,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on January 21, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors.  The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011 (the “Indenture”), among the Parent, the Company, the Subsidiary Guarantors (including ITLLC) and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

BOCA RATON DALLAS DENVER FORT LAUDERDALE JACKSONVILLE LAS VEGAS LOS ANGELES MADISON MIAMI NAPLES NEW YORK ORLANDO PALM BEACH TALLAHASSEE TAMPA TYSONS CORNER WASHINGTON, D.C. WEST PALM BEACH

(2)	the Indenture, including the form of the Exchange Note Guarantees (collectively the “Indenture”);

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”;

(4)	the Restated Articles of Incorporation of the Parent, as presently in effect;

(5)	the By-Laws of the Parent, as presently in effect;

(6)	certain resolutions adopted by the board of directors of the Parent relating to the Exchange Offer, the Registration Statement and related matters;

(7)	the Articles of Organization of ITLLC, as presently in effect;

(8)	the Operating Agreement of ITLLC, as presently in effect;

(9)	certain resolutions adopted by the Board of Directors of ITLLC relating to the Exchange Offer, the Registration Statement and related matters.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Parent and ITLLC and such agreements, certificates of public officials, certificates of officers or other representatives of the Parent and ITLLC and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Parent and ITLLC ; (d) the entity power of each party to the Opinion Documents (other than the Parent and ITLLC) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Parent and ITLLC) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; and (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Parent and ITLLC.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.	Parent is a Florida corporation that is validly existing and in good standing under Florida law.

2.	ITLLC is a Florida limited liability company that is validly existing and in good standing under Florida law.

3.	Parent has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

4.	ITLLC has the limited liability company power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

5.	Parent has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

6.	ITLLC has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary limited liability company action.

7.	The Indenture has been executed and delivered by the Parent and ITLLC.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, as in effect on the date hereof.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Shearman & Sterling LLP may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT